Exhibit 99.1

Contact:	Jill Swartz Triple Net Properties, LLC 1551 N. Tustin Avenue, Suite 300 Santa Ana, CA 92705 714-667-8252 ext. 251 jswartz@1031nnn.com
G REIT, INC. SELLS NORTH BELT CORPORATE CENTER IN HOUSTON, TEXAS
AND 824 MARKET STREET IN WILMINGTON, DELAWARE
Santa Ana, California, July 3, 2007 — G REIT, Inc. President and Chief Executive Officer Scott D. Peters announced today the sale of North Belt Corporate Center and 824 Market Street. The dispositions closed on June 29, 2007.
North Belt Corporate Center is a 10-story, Class A office building strategically located in the highly desirable Greenspoint/Northbelt submarket of Houston, Texas. Constructed in 1982 and renovated in 2003, the property has approximately 157,000 square feet of gross leaseable area and is 100 percent leased to numerous tenants, including Southwestern Energy Production Company and the United States Customs and Border Protection. North Belt Corporate Center was sold for $17,750,000 to Younan Properties, Inc. Darrell Betts and Ryan Gallagher of Grubb & Ellis Company represented G REIT and the buyer in the transaction. North Belt Corporate Center was originally purchased in April 2004 for $12,675,000. After payment of a related mortgage loan, closing costs and other transaction expenses, and the return of lender required reserves and collateral account, G REIT’s net cash proceeds from the sale were approximately $6,952,000.
824 Market Street is a 10-story, Class A office building centrally located in Wilmington, Delaware. The property occupies a full city block and features onsite parking with a 56-space parking garage on the lower level of the building. Totaling approximately 203,000 square feet, 824 Market Street is 85 percent leased to numerous tenants, including the United States Bankruptcy Court, Cooch and Taylor, and Salomon Smith Barney. The property was sold to tenant-in-common investors managed by Triple Net Properties, LLC for $37,000,000. 824 Market Street was originally purchased in October 2003 for $31,900,000. After payment of a related mortgage loan, closing costs and other transaction expenses, and the return of lender required reserves and collateral account, G REIT’s net cash proceeds from the sale were approximately $16,636,000.
“The liquidation of G REIT’s portfolio of properties is progressing well,” explained Peters. “We have sold nearly two-thirds of G REIT’s assets, and have favorably revised our estimated net liquidation value to $10.99 per share.”
Pursuant to a stockholder-approved plan of liquidation, G REIT sold ten properties in 2006 and five thus far in 2007. Ten G REIT properties remain and are currently being listed for sale. In G REIT’s March 31, 2007 Quarterly Report on Form 10-Q, management estimated a cumulative net liquidation value of approximately $10.99 per share of common stock. A detailed description of the plan of liquidation is available in G REIT’s definitive proxy statement filed with the Securities and Exchange Commission on January 13, 2006.
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2 — 2 — 2 G REIT Sells Two Properties
Triple Net Properties, LLC, the advisor to G REIT, Inc., is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of 35 million square feet of real estate, including more than 7,600 apartment units, with a combined market value of approximately $4.8 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.
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